Employee Briefing April 14, 2003

SYNAVANT to sell its entire global business to CEGEDIM On April 12, 2003 SYNAVANT signed an agreement to sell its entire global business to Groupe CEGEDIM This is an expansion of CEGEDIM's original offer of March 16, 2003 to purchase our Interactive Marketing business

SYNAVANT to sell its entire global business to CEGEDIM The transaction is expected to close by mid-year 2003 Once closed, SYNAVANT will become part of CEGEDIM - a French public company

SYNAVANT to sell its entire global business to CEGEDIM CEGEDIM will make an offer to SYNAVANT shareholders to tender their shares for $2.30 per share Based on the number of SYNAVANT shares the total value to be paid by CEGEDIM is $36.6 million The number is lower than the sum agreed for the Interactive Marketing business because in this agreement CEGEDIM also takes responsibility for all SYNAVANT's corporate liabilities and costs, which total several million dollars

SYNAVANT's reasons for the transaction The offer made by CEGEDIM represents a significant premium to our recent share price and good value for our shareholders The strategic potential of the combination of SYNAVANT and CEGEDIM will present opportunities for our customers and employees To help address market questions over our financial strength To provide a growth environment for employees to apply their skills and competencies and realize career aspirations

CEGEDIM business profile - updated Provides physician data, direct marketing and CRM technology and services to the pharmaceutical industry Market strength in France for healthcare data Public company quoted on the Euronext Market Stock symbol: CGM 5350 Founded in 1969 Headquartered in France 2002 revenue: €340 million ($374 million), up 11% over 2001 French business contributed approximately 74% of 2002 global revenue Offices in 29 countries across five continents 3200 employees with approximately 750 employees outside France

CEGEDIM transaction benefits Employees will be part of a larger and exciting growth environment in which to work and apply skills and competencies Potential career opportunities due to the strengthened, global organization Combined organization results in stronger positioning enriched solutions and services portfolio stronger local support more capable business

CEGEDIM transaction benefits Transaction dovetails with CEGEDIM's strategy to enhance its position as a global provider of medical information, CRM technology services and direct marketing solutions In Europe and the Pacific Rim, the transaction eliminates the need to split SYNAVANT's Interactive Marketing and CRM technology and consulting services businesses, which, historically, have operated cohesively

What will this mean for our customers? Combining SYNAVANT's global expertise with CEGEDIM's activities Creates a global team with extensive market knowledge Results in an extremely rich portfolio for: Information solutions and services Interactive Marketing and consulting offerings CRM technology solutions and services Expands geographic coverage Strengthens local support

How will SYNAVANT's business be integrated into CEGEDIM? Transition teams will be established for the transaction: Teams will comprise key managers with a strong understanding of our respective company operations from SYNAVANT and CEGEDIM Teams will develop plans for the most effective integration of the people, processes, solutions and technology infrastructure of our combined organizations Teams to ensure no disruption in services to customers

Will CEGEDIM continue to support SYNAVANT's solutions and services? CEGEDIM will honor the terms and conditions of all existing customer contracts for at least the life of the contract As part of our transition and integration planning there will be a full assessment of the combined solution and service assets of the new organization A key objective is to develop a portfolio of exciting, high-value solutions and services for our customers

Will SYNAVANT sell CEGEDIM's IM and CRM technology solutions and services? This decision will be made by CEGEDIM after the transaction closes We will use the combined resources of SYNAVANT and CEGEDIM to offer a range of high-value solutions and services to customers

How do we counter competitor claims that CEGEDIM will not be able to support the combined technology portfolio? This is very easy for us to counter: SYNAVANT's current business model is built around providing services - this has become our core strength over the last couple years This business model enables us to deliver services for multiple technologies and applications without incurring high infrastructure costs or diluting our capability and customer focus This positions us well to continue to provide services for our current offerings as well as for those of CEGEDIM

What changes will I see taking place immediately? None that concern the transaction before it closes Until shareholders have agreed to tender their shares and other regulatory approvals are received, SYNAVANT continues to manage its entire global business We must focus on meeting the needs of all our customers to effect the most advantageous transition for ourselves, our customers, our shareholders and CEGEDIM

What changes will I see taking place once the transaction has closed? SYNAVANT will cease to exist as a company - it will become part of CEGEDIM Some employees may be relocated Some employees may have different reporting relationships Employees will have different email addresses Employees may have different benefit plans

What about our customers? All key customer contacts will receive a letter in English from Wayne Yetter explaining this revised transaction CRM technology and consulting sales teams will begin immediately to make direct contact with customers and key prospects to present the information and answer questions Once the transaction closes, all existing customer contracts will be transferred to CEGEDIM

Communications to employees SYNAVANT has emailed letters to employees explaining the transaction SYNAVANT has emailed an information pack to employees, containing Question and Answer document Updated CEGEDIM profile

Communication services SYNAVANT has created a Transaction Center in the News Room on SYNAVANT Global to keep employees up-to-date Will house all questions and answers as they occur Will house all transaction communications SYNAVANT has created a special SYNAVANT Questions Email Box to which employees may email questions not answered already on SYNAVANT Global: questions@synavant.com

Communications to third parties News releases have been issued by SYNAVANT and CEGEDIM to Financial media Business community Pharmaceutical and technology trade media Letters explaining the transactions are being sent by SYNAVANT to Customers Key prospects Telephone calls are being made to Partners Key suppliers

Communications to customers Powerpoint briefing prepared for SYNAVANT customers and prospects Customer talking points prepared for SYNAVANT sales teams Customer Questions and Answers document prepared for SYNAVANT sales teams

Communications are important! We must communicate regularly with our customers and key prospects We must avoid having our key prospects delay their decisions We must continue to drive our business vigorously!

What should I do if I receive a call from a customer? Check and record the identity of the caller before making any comment If the customer wishes to talk about the transaction refer the call to either the Commercial/Account Director or the most senior manager available Do not speculate on "what-ifs" with customers It is important they understand the benefits to them of the transaction Callers must receive a positive message

What should I do if I receive a call from the media or other outside entities? Check and record the identity of the caller before making any comment Do not answer any questions or speculate with the media, investors or competitors Refer the call as follows Media: Mary Stuart (+44 (0)7801 680497) Investors: Cliff Farren (+1 404 841 5323) Competitors: US IM: David Duplay (+1 646 258 5665) US CRM: Jim Kirby (+1 215 439 8505) Europe: Ken Tyson (+44 (0)7879 885 560) Pacific Rim: Ken Gray (+61 414 428 344)

Stay focused! On "business-as-usual" On keeping our customers happy and our prospects flowing On achieving your 2003 performance objectives Transition teams will handle the transition and keep you informed

Questions?